Exhibit (a)(5)(ii)

May 6, 2007

Project Grill, LLC

c/o Patina Restaurant Group, LLC

120 West 45th Street

New York, New York  10036

Attention:  Fortunato N. Valenti

Re:          Equity Commitment Letter

Dear Nick:

We are pleased to confirm that Bunker Hill Capital, L.P. and Bunker Hill Capital (QP), L.P. (collectively, “BHC”) hereby commit to provide $25,000,000 of equity capital to Project Grill, LLC (“Parent”), a newly formed acquisition entity.  This equity capital will be used by Parent to partially fund the acquisition (the “Acquisition”) of all of the issued and outstanding capital stock and stock options of The Smith & Wollensky Restaurant Group, Inc. (“S&W”) pursuant to the agreement and plan of merger dated as of the date hereof among Parent, SWRG Acquisition Sub, Inc. (the “Buyer”), a wholly owned subsidiary of Parent, and S&W (the “Merger Agreement”).

The closing of this equity financing is subject to completion of the Acquisition in accordance with the terms of the Merger Agreement, and the related agreement with Alan Stillman, as amended, including satisfaction of each of the closing conditions set forth in Section 6 of the Merger Agreement (unless waived by us, in our sole discretion).

You and we agree to keep this letter and its contents confidential and, except as we otherwise may agree or as may be required by law, not to disclose to any person the terms, conditions or other contents of this letter or subsequent negotiations between the parties hereto other than to the  respective employees, officers, directors, accountants, attorneys, and other advisors of you, of us and of S&W, in each case on a need-to-know basis.  We shall each advise  any person to whom we make any such disclosure of the confidential nature of the information disclosed, and impose upon them substantially similar restrictions on their disclosure of such information.

The foregoing notwithstanding, you may (i) provide a copy to S&W and St. James Associates, L.P., (ii) file a copy of this equity commitment letter in any public record in which it is required by law to be filed, and (iii)

make such other public disclosures of the terms and conditions hereto as you are required by law, rule, regulation, or court order.

If the foregoing is acceptable to you, kindly confirm your agreement by signing this letter where indicated below and returning it to us.

We look forward to working with you towards a successful completion of the Acquisition.

Sincerely,

BUNKER HILL CAPITAL, L.P.

		By:	Bunker Hill Investments LLC,
its General Partner

		By	/s/ THERESA A. NIBI
Theresa A. Nibi, Managing Member

BUNKER HILL CAPITAL (QP), L.P.

		By:	Bunker Hill Investments LLC,
its General Partner

		By:	/s/ THERESA A. NIBI
Theresa A. Nibi, Managing Member

Accepted and Agreed as of the date first set forth above:

Project Grill, LLC

By:	/s/ FORTUNATO N. VALENTI
Name:	Fortunato N. Valenti
Title:	Member